Exhibit (n)(7)

Deloitte & Touche LLP

30 Rockefeller Plaza
New York, NY 10112
USA

Tel:	+1 212 492 4000
Fax:	+1 212 489 1687
www.deloitte.com

September 27, 2016

The Board of Directors of

New Mountain Finance Corporation

New York, New York

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of New Mountain Finance Corporation and subsidiaries for the three and six-month periods ended June 30, 2016 and have issued our report dated August 3, 2016.  As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 is being used in the Post-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-208622) and related Prospectus Supplement (“Registration Statement”).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Member of
Deloitte Touch Tohmatsu Limited